Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE dated as of February 1, 2021 is by and between Wilmington Trust, National Association, a national banking association, not in its individual capacity but solely as trustee (herein, together with its successors in interest, the “Trustee”) and Bridge Bancorp, Inc. (now known as Dime Community Bancshares, Inc.), a New York corporation (the “Successor Company”), as successor-in-interest to Dime Community Bancshares, Inc., a Delaware corporation (the “Company”), under the Indenture referred to below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee, the Company and the Successor Company hereby agree as follows:

PRELIMINARY STATEMENTS

The Trustee and the Company are parties to that certain Indenture dated as of June 13, 2017 (the “Base Indenture”), as supplemented by that certain First Supplemental Indenture by and among the Trustee and the Company, dated as of June 13, 2017 (together with the Base Indenture, the “Indenture”), pursuant to which the Company issued U.S. $115,000,000 of its 4.50% Fixed-to-Floating Rate Subordinated Debentures due 2027 (the “Debt Securities”).

As permitted by the terms of the Indenture, the Company merged (referred to herein for purposes of Section 801 of the Indenture as the “Merger”) with and into the Successor Company with the Successor Company as the surviving corporation, and thereafter the Successor Company changed its name to Dime Community Bancshares, Inc.. The parties hereto are entering into this Second Supplemental Indenture pursuant to, and in accordance with, Articles Eight and Nine of the Indenture.

SECTION 1.       Definitions. All capitalized terms used herein that are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

SECTION 2.       Interpretation.

(a)	In this Second Supplemental Indenture, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any gender includes the other gender;

(iii)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Section or other subdivision;

(iv)	reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Second Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Second Supplemental Indenture or the Indenture;

(v)	reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefor and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefor;

(vi)	reference to any Section means such Section of this Second Supplemental Indenture; and

(vii)	the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b)	No provision in this Second Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

SECTION 3.       Assumption of Obligations.

(a)	Pursuant to, and in compliance and accordance with, Section 802 of the Base Indenture, the Successor Company hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all of the Debt Securities in accordance with their terms, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company under the Indenture.

(b)	Pursuant to, and in compliance and accordance with, Section 802 of the Base Indenture, the Successor Company succeeds to and is substituted for the Company, with the same effect as if the Successor Company had originally been named in the Indenture and the Debt Securities as the Company.

SECTION 4.       Representations and Warranties. The Successor Company represents and warrants that (a) it has all necessary power and authority to execute and deliver this Second Supplemental Indenture and to perform under the Indenture, (b) that it is the successor of the Company pursuant to the Merger effected in accordance with applicable law, (c) that it is a corporation organized and existing under the laws of New York, (d) that both immediately before and after giving effect to the Merger and this Second Supplemental Indenture, no Default or Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing and (e) that this Second Supplemental Indenture is executed and delivered pursuant to Section 901 and Article Nine of the Indenture and does not require the consent of the Holders.

SECTION 5.       Conditions of Effectiveness. This Second Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided, however, that:

(a)	the Trustee shall have executed a counterpart of this Second Supplemental Indenture and shall have received one or more counterparts of this Second Supplemental Indenture executed by the Successor Company and the Company;

(b)	the Trustee shall have received an Officers’ Certificate stating that (i) this Second Supplemental Indenture complies with the requirements of Article Nine of the Base Indenture; (ii) in the opinion of the signers, all conditions precedent, if any, provided for in the Indenture relating to the Merger and the execution and delivery of this Second Supplemental Indenture have been complied with; and (iii) the Second Supplemental Indenture is authorized or permitted by the Indenture;

(c)	the Trustee shall have received an Opinion of Counsel to the effect that (i) all conditions precedent provided for in the Indenture relating to the Merger and the execution and delivery of this Second Supplemental Indenture have been complied with; (ii) this Second Supplemental Indenture complies with the requirements of the Base Indenture and is authorized or permitted by, and conforms to, the terms of Article Nine of the Base Indenture; (iii) it is proper for the Trustee, under the provisions of Article Nine of the Base Indenture, to join in the execution of this Second Supplemental Indenture; (iv) the Merger and the assumption by the Successor Company under this Second Supplemental Indenture comply with the provisions of Article Nine of the Base Indenture; and (v) this Second Supplemental Indenture is the legal, valid and binding obligation of the Successor Company, enforceable against the Successor Company in accordance with its terms; and

(d)	the Successor Company and the Company shall have duly executed and filed with the Secretary of the State of the State of New York Articles of Merger in connection with the Merger and delivered evidence of such filing to the Trustee.

SECTION 6.       Reference to the Indenture.

(a)	Upon the effectiveness of this Second Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby and each reference to the Company shall be a reference to the Successor Company.

(b)	Upon the effectiveness of this Second Supplemental Indenture, each reference in the Debt Securities to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby and each reference to the Company shall be a reference to the Successor Company.

(c)	The Indenture, as amended and supplemented hereby shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 7.       Execution in Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 8.       Governing Law; Binding Effect. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 9.       The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution thereof by the Company or the Successor Company. The recitals of fact contained herein shall be taken as the statements solely of the Company or the Successor Company, and the Trustee assumes no responsibility for the correctness thereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

DIME COMMUNITY BANCSHARES, INC.

By:	/s/ Kevin O’Connor

Name:	Kevin O’Connor

Title:	President and Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Quinton M. DePompolo

Name:	Quinton M. DePompolo

Title:	Banking Officer

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